UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Other Officers

(e) Iconix Brand Group, Inc. (the “Company”) established a retention plan consisting of cash and equity awards. The cash portion of the retention plan consists of approximately $5.1 million for cash awards to employees and the equity portion of the retention plan consists of approximately $1.26 million shares for equity awards to employees, which included named executive officers. The following named executive officers received cash and equity awards in the amounts listed below:

Mr. David Blumberg - Executive Vice President - Head of Strategic Development - $200,000 cash; 155,000 shares underlying of performance stock units

Mr. Dave Jones - Executive Vice President and Chief Financial Officer - $350,000 cash ($150,000 of which was previously paid); 155,000 shares underlying performance stock units

Mr. Jason Schaefer - Executive Vice President and General Counsel - $200,000 cash; 120,000 shares underlying performance stock units

The cash bonuses are to be paid in four equal installments in each quarter of 2016. Such quarterly payments shall be made only if the executive is employed by the Company on the date the payment is due. Additionally, if there is a change of control of the Company, and the executive’s employment is terminated without cause, then all remaining payments under such cash bonus shall be accelerated and shall be immediately due and payable.

The performance stock units cliff vest in three years and are based on total shareholder return (“TSR”) as measured against the TSR peer group set forth in the Company’s proxy statement for its annual meeting held in 2015. The vesting schedule is as follows:

TSR of less than 35%	0% vesting
TSR at 35%	25% vesting
TSR at 50%	50% vesting
TSR at 75% or above	100% vesting

There shall be interpolation on a straight line basis (i.e. linearly interpolated) between 35% and 50% and between 50% and 75% achievement.

These awards are subject to the “double trigger” change of control provision contained in the Company’s Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ David K. Jones
Name:	David K. Jones
Title:	Executive Vice President and Chief Financial Officer

Date: January 13, 2016